SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 25, 2004

Inco Limited

(Exact name of Registrant as specified in its charter)

Canada	1-1143	98-0000676
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or organization)	file number)	Identification Number)

145 King Street West, Suite 1500
Toronto, Ontario M5H 4B7
(Address of Principal Executive Offices)

Company’s telephone number, including area code: (416) 361-7511

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     On May 25, 2004, Inco Limited (the “Registrant”) issued a press release covering the key preliminary findings to date of the second phase, or Phase 2, of the comprehensive review of its approximately 85 per cent owned Goro nickel-cobalt project located in the French overseas territorial community (collectivité territoriale) of New Caledonia. This comprehensive review, being conducted in two phases, had begun following the decision made by the Registrant to suspend this project in December 2002.

     The Registrant indicated in the press release that, as a result of the work undertaken as part of Phase 2 of the review and changes to the project’s planned process plant configuration and other changes to the project, certain expenditures relating to the project which have been capitalized, principally engineering and related work associated with the project’s original configuration and equipment purchased for the indirect heating of ore feed, will no longer have any value for the project or otherwise and, accordingly, the Registrant currently anticipates that it will take a non-cash charge in the range of $180 to $210 million (U.S.) as of the end of the second quarter of 2004. The preliminary key findings of this second phase of the Goro project review have also included an updated preliminary capital cost estimate of approximately $1.85 billion (U.S.) taking into account the non-cash charge referred to above, within a plus 20 per cent to minus 5 per cent reliability range, changes to the project’s planned process plant footprint, an increase in the process plant’s annual nameplate capacity, certain changes to the project schedule based upon certain assumptions relating to when a decision to proceed would be made and other developments arising from work to date on this phase of the project review. The Registrant currently expects to be in a position to make a decision on whether to proceed with the Goro project, assuming certain conditions are met, in the late September – October 2004 period.

Item 9. Regulation FD Disclosure

     A copy of the press release, as indicated below, issued by the Registrant and referred to under Item 5, is furnished as Exhibit 99.1 to this Form 8-K.

     The following Exhibit is furnished as part of this Report:

(1)	Exhibit 99

(99.1)	Press release of the Registrant dated May 25, 2004 covering the Registrant’s update on the key preliminary findings to date of Phase 2 of the review of its Goro nickel-cobalt project in New Caledonia.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INCO LIMITED
By:	/s/ Stuart F. Feiner
Stuart F. Feiner
Executive Vice-President General Counsel and Secretary

Date: May 25, 2004

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of the Registrant dated May 25, 2004 covering the Registrant’s update on the key preliminary findings to date of Phase 2 of the review of its Goro nickel-cobalt project in New Caledonia.

EXHIBIT